EXHIBIT 10.28

     AMENDED CORNING INCORPORATED
2003 EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS

1. THE PLAN

     a) Purpose. This Corning Incorporated 2003 Equity Plan for Non-Employee Directors (the “Plan”), as amended, is intended to benefit the shareholders of Corning Incorporated (the “Corporation”) by providing a means to attract, retain and reward outstanding non-employee directors of the Corporation (“Directors”) who can and do contribute to the longer-term financial success of the Corporation and to increase their proprietary interest in the Corporation.

     b) Effective Date. The Plan will become effective upon its approval by the affirmative vote of a majority of the votes cast at the Corporation’s 2003 Annual Meeting of Shareholders and shall continue until December 31, 2007. If approved at the 2006 Annual Meeting of Shareholders, the Plan will expire on December 31, 2010.

2. ADMINISTRATION

     a) Committee. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”), provided, however, that from time to time the Board may assume, at its sole discretion, administration of the Plan.

     b) Powers and Authority. The Committee’s powers and authority include, but are not limited to: permitting transferability of awards to eligible third parties for estate planning purposes; interpreting the Plan’s provisions; and administering the Plan in a manner that is consistent with its purpose. The Committee’s decision in carrying out the Plan and its interpretation and construction of any provisions of the Plan or any award or option granted or agreement or other instrument executed under it shall be final and binding upon all persons. No members of the Board shall be liable for any action or determination made in good faith in administering the Plan.

     c) Awards and Award Prices. All grants of Shares (as hereinafter defined) or options to purchase Shares as more fully described in Section 5 (an “Award”) shall be determined by the Board, in such type and magnitude, and subject to such terms and conditions (including vesting and forfeiture rules), as it shall determine. All Awards denominated or made in shares of Common Stock, par value $.50, of the Corporation (the “Shares”) shall use as the per Share price the closing price of a Share on the New York Stock Exchange on the applicable date as determined by the Board or Committee, or if Shares are not traded on such date, the closing price on the next day on which such Shares are traded. The applicable date shall be the day on which the Award is granted.

     d) Notwithstanding any other provisions of this Plan to the contrary, no stock option or stock award may be modified, extended or renewed in any way subsequent to the date of grant if such modification, extension or renewal would be considered the grant of a new option for purposes of IRC Code Section 409A.

3. ELIGIBILITY

Only Directors of the Corporation who at the time an Award is made meet the following criteria shall be eligible to receive Awards under the Plan: (a) the Director is not, and has not been for at least three years, an employee or officer of the Corporation or any subsidiary of the Corporation, and (b) the Director is a “outside director” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any similar rule which may subsequently be in effect.

4. SHARES SUBJECT TO THE PLAN AND ADJUSTMENTS

     a) Maximum Shares Available for Delivery. Subject to adjustments under Section 4(c), the maximum number of Shares that may be delivered to Directors and their beneficiaries under the Plan shall be 750,000. Any Shares covered by an Award (or portion of an Award) granted under the Plan, which is forfeited or canceled or expires, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Corporation as full or partial payment for such exercise under this Plan, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

     b) Adjustments for Corporate Transactions.

     (1) If the Committee determines that a corporate transaction has affected the price per share of Corning Common Stock such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then the Committee shall in such manner as the Committee deems equitable, adjust: (i) the number and kind of Shares which may be delivered under the Plan pursuant to Section 4(a); (ii) the number and kind of Shares subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights (but in no event below the equivalent of the fair market value of the Shares on the date of grant). For purposes of this subsection (b)(1) a corporate transaction shall include any stock dividend, stock split, recapitalization split-up, spin-off or other similar occurrence.

     (2) In all events not specifically covered under Section 4(b)(1) or in the event that the Corporation is not the surviving company in a merger, consolidation or amalgamation with another company, or in the event of a liquidation or reorganization of the Corporation, and in the absence of the surviving corporation’s assumption of outstanding awards made under the Plan, the Committee may provide for appropriate adjustments and/or settlements of such grants either at the time of grant or at a subsequent date. The Committee may also provide for adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the Plan’s purpose.

5. TYPES OF AWARDS

     a) General. An Award may be granted singularly, in combination with another Award or in tandem whereby exercise or vesting of one Award held by a Director cancels another Award held by the Director. The types of Awards that may be granted under the Plan include:

     b) Stock Option. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than one hundred percent (100%) of the per Share amount stipulated by Section 2(c). The Shares covered by a stock option may be purchased by means of a cash payment of the exercise price and any required withholding tax or such other means as the Committee may from time to time permit, including, without limitation, one or more of: (i) tendering Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Corporation a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise prior to the issuance of the Shares by the Corporation; or (iii) any combination of the above. All options shall be non-qualified options.

     No option granted under the Plan may have an expiration later than ten years after its grant. Each option will terminate in its entirety on the earliest of (1) the third anniversary of the date on which the grantee ceased to be a Corning Director, (2) the date on which written notice of termination of the option is given to the former Director (or such later date as is specified in that notice), and (3) the option’s expiration date.

     c) Stock Award. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future, subject to such conditions, restrictions and contingencies as the Committee shall determine. Notwithstanding the preceding, there shall be a minimum restriction period no shorter than one year for performance-based restricted shares and a minimum restriction period no shorter than three years for time-based restricted shares awarded under the Plan at the time such stock awards are granted.

6. STOCK AWARD SETTLEMENTS AND PAYMENTS

     a) Dividends and Dividend Equivalents. Prior to the time that a Stock Award becomes vested, no dividends or dividend equivalent payments will be paid or credited to a Director’s account.

     b) Payments. Stock Awards may be settled through cash payments, the delivery of Shares, the granting of Awards or combination thereof, as the Committee shall determine. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

7. PLAN AMENDMENT AND TERMINATION

     a) Amendments. Any Plan amendments will comply with the New York Stock Exchange listing requirements. The Board may amend this Plan as it deems necessary and appropriate to better achieve the Plan’s purpose, provided, however, that: (i) the Share limitation set forth in Section 4 cannot be increased, and (ii) the minimum stock option exercise price set forth in Section 2, cannot be changed unless such a plan amendment is properly approved by the Corporation’s shareholders.

     b) Plan Suspension and Termination. The Board may suspend or terminate this Plan at any time. Any such suspension or termination shall not of itself impair any outstanding Award granted under the Plan or the applicable Director’s rights regarding such Award.

8. MISCELLANEOUS

     a) No Individual Rights. No person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Director the right to be re-nominated or to continue to serve the Corporation, any subsidiary or related entity, in such capacity.

     b) Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Corporation and any Director or beneficiary of a Director. To the extent any person holds any obligation of the Corporation by virtue of an Award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Corporation and accordingly shall not confer upon such person any right, title or interest in any assets of the Corporation.

     c) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

     d) Governing Law. The validity, construction and effect of the Plan and any Award, agreement or other instrument issued under it shall be determined in accordance with the laws of the State of New York without reference to principles of conflict of law.

     IN WITNESS WHEREOF, the Corporation has caused this document covering the Plan, as amended, to be executed by its duly authorized officer to be effective October 4, 2006.

/s/ John P. MacMahon
John P. MacMahon
Vice President - Global Compensation & Benefits